Exhibit 10.1

EXECUTION VERSION

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

November 18, 2015

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, AZ 85008

Attention: Bernard Gutmann, Chief Financial Officer

Project Falcon

$2,700,000,000 Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised each of Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, collectively, “DB”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS” and, together with Bank of America and DB, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheet or Summary of Additional Conditions referred to below).

1.	Commitments.

In connection with the foregoing, (i) each of DBNY and Bank of America (together with any Additional Agent (or its lending affiliate) that becomes a party hereto as provided in Section 2 below, collectively, the “Initial Lenders”) is pleased to advise you of its several (and not joint) commitment to provide 50% and 50%, respectively, of the principal amount of the Term Loan Facility, (ii) each of DBNY and Bank of America (collectively, the “Initial Revolving Lenders”) is pleased to advise you of its several (and not joint) commitment to provide 50% and 50%, respectively, of the principal amount of the Initial Revolving Credit Facility and (iii) each Additional Agent (or its lending affiliate) that becomes a party hereto as provided in Section 2 below (collectively, the “Incremental Revolving Lenders”) is pleased to advise you, upon its execution of the applicable joinder documentation referred to below, of its several (and not joint) commitment to provide a percentage of the RCF Additional Commitments specified in such joinder documentation hereto, in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”), in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions Precedent attached hereto as Exhibit C (the “Summary of Additional Conditions”).

2.	Titles and Roles.

You hereby appoint (a) DBSI and MLPFS to act, and DBSI and MLPFS hereby agree to act, as joint book running managers and joint lead arrangers for each of the Senior Secured Credit Facilities (in such capacity, the “Joint Lead Arrangers”) and (b) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent and collateral agent for each of the Senior Secured Credit Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each Agent will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles. It is agreed that DBSI will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for any of the Senior Secured Credit Facilities and will have all rights and responsibilities customarily associated with such position and such name placement.

In connection with the syndication of the Senior Secured Credit Facilities, at the Joint Lead Arrangers’ option, any Agent and/or one or more affiliates thereof may also be designated as “Syndication Agent”, “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Joint Lead Arrangers. In addition, the Joint Lead Arrangers shall have the right (in consultation with you) to award one or more of the roles or titles described above, or such other titles as may be determined by the Joint Lead Arrangers, to one or more other Lenders or affiliates thereof reasonably acceptable to you and below, in each case as determined by the Joint Lead Arrangers. You agree that, except as contemplated above, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Secured Credit Facilities unless you and we shall so agree; provided that, at any time on or prior to the 15th business day following your execution and delivery of this Commitment Letter, you may (in consultation with the Joint Lead Arrangers) appoint up to four additional agents, co-agents, arrangers, bookrunners, or managers reasonably acceptable to the Joint Lead Arrangers for each of the Senior Secured Credit Facilities (any such agent, co-agent, arranger, bookrunner or manager, an “Additional Agent”) and the aggregate economics payable to the Additional Agents in respect of the Senior Secured Credit Facilities shall not exceed the sum of (x) the TL Fee Re-Allocation Percentage (as defined below) of the total economics in respect of the Term Loan Facility which would otherwise be payable to the Agents party hereto on the date hereof pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) and (y) such fees as are payable to the Additional Agents (or their affiliates) in respect of the RCF Additional Commitments pursuant to the Fee Letter (it being understood that (i) each Additional Agent (or its applicable affiliate) shall commit on a several (and not joint) basis to provide all or a portion of the RCF Additional Commitments, (ii) the commitments assumed by each such Additional Agent (or its applicable affiliate) for the Term Loan Facility will be in proportion to the economics allocated to such Additional Agent (or its applicable affiliate) in respect thereof, and (iii) (a) the commitments of the Initial Lenders hereunder in respect of the Term Loan Facility will be reduced on a pro rata basis by the amount of the commitments of each Additional Agent (or its relevant affiliate) under the Term Loan Facility and (b) the commitments of the Initial Lenders hereunder in respect of the Initial Revolving Credit Facility will be reduced on a pro rata basis by the RCF Additional Commitments; provided that, the reduction in the Initial Lenders’ commitments with respect to the Initial Revolving Credit Facility pursuant to this clause (b) shall not exceed $100.0 million in the aggregate and any RCF Additional Commitments in excess of $100.0 million shall constitute the Revolving Credit Facility Increase Amount, and the commitments of each Additional Agent (or its relevant affiliate) in respect of the Revolving Credit Facility Increase Amount shall become effective, in each case upon the execution of customary joinder documentation satisfactory to the Joint Lead Arrangers, whereupon such Additional Agent shall become an “Agent”, “Initial “Lender”, “Incremental Revolving Lender” and “Joint Lead Arranger” hereunder.

As used herein, the term “TL Fee Re-Allocation Percentage” means 20% multiplied by (x) 1 or, if less than 1, (y) a fraction the numerator of which is equal to the aggregate amount of RCF Additional Commitments provided by Additional Agents (and/or their applicable affiliates) under this Commitment Letter and the denominator of which is $100.0 million.

3.	Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Senior Secured Credit Facilities (the “Senior Secured Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Senior Secured Credit Facilities to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you pursuant to a syndication to be managed exclusively by the Joint Lead Arrangers, provided that we will not syndicate to (i) those persons identified by you in writing to us prior to the date hereof or (ii) bona fide competitors of the Borrower, any of its subsidiaries or the Acquired Business that are identified in writing by you prior to the date hereof (such persons, together with any person that is clearly identifiable as an affiliate of such person on the basis of its name, collectively, the “Disqualified Institutions”); provided, that the Borrower, upon reasonable written notice to the Joint Lead Arrangers after the date hereof (or, after the Closing Date, the Administrative Agent), shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes a bona fide competitor of the Borrower, any of its subsidiaries or the Acquired Business; provided, however, that such supplementation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans; and provided, further, that a competitor or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a person which is excluded pursuant to clause (i) above). All aspects of the syndication of the Senior Secured Credit Facilities, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated through) the Joint Lead Arrangers in consultation with you.

We intend to commence our syndication efforts with respect to the Senior Secured Credit Facilities following your execution and delivery to us of this Commitment Letter and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such period, the “Syndication Period”), you agree actively to assist (and to use your commercially reasonable efforts to cause the Acquired Business to actively assist) us in completing a syndication that is reasonably satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors (and, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business) on the one hand and the proposed Lenders and rating agencies identified by the Joint Lead Arrangers on the other hand, at times and places reasonably requested by the Joint Lead Arrangers, (c) assistance by you (and, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause the assistance by the Acquired Business) in the prompt preparation of a Confidential Information Memorandum for the Senior Secured Credit Facilities and other marketing materials and information reasonably deemed necessary by the Joint Lead Arrangers to complete a Successful Syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants prior to the commencement of the Marketing Period, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Borrower and its subsidiaries (collectively, the “Projections”), (d) the hosting, with the Joint Lead Arrangers, of one or more meetings and/or conference calls with prospective Lenders at such times and places as the Joint Lead Arrangers may reasonably request, (e) your ensuring (or, in the case of the Acquired Business, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to ensure) that there will not be any announcement, offering, placement or arrangement of issues of debt securities or credit facilities of, or on behalf of, you, your subsidiaries or the Acquired Business (including refinancings and renewals of debt but excluding the Senior Secured Credit Facilities, incurrences of revolving loans and other extensions of credit under the Existing Credit Agreement, debt expressly permitted to be incurred by the Acquired Business under the Acquisition Agreement (as in effect on the date hereof) and other indebtedness that has otherwise been consented to by the Joint Lead Arrangers), without the consent of the Joint Lead Arrangers, if such announcement, offering, placement or arrangement would reasonably be expected to impair the primary syndication of the Senior Secured Credit Facilities, and (g) your using commercially reasonable efforts to obtain (i) public ratings for the Term Loan Facility (of any level), from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investor’s Services, Inc. (“Moody’s”), and (ii) a public corporate rating and a public corporate family rating of the Borrower (of any level) from S&P and Moody’s, respectively, in each case prior to the launch of the primary syndication of the Senior Secured Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing (including the obtaining of the ratings referenced above) shall constitute a condition to the commitments hereunder or the funding of the Senior Secured Credit Facilities on the Closing Date and (ii) except as expressly provided in paragraph 8 of the Summary of Additional Conditions, neither the commencement nor the completion of the syndication of the Senior Secured Credit Facilities shall constitute a condition precedent to the Closing Date.

You hereby acknowledge that (a) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Senior Secured Credit Facilities referred to in the paragraph below, to the proposed syndicate of Lenders (which will exclude Disqualified Institutions) by transmitting such Information, Projections and documentation through Intralinks, Debtdomain, SyndTrak Online, the internet, email or similar electronic transmission systems and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that (i) have personnel that wish only to receive information and documentation that is publicly available and (ii) do not wish to receive material non-public information with respect to the Borrower and its subsidiaries, the Acquired Business or their respective securities). You further agree, at the request of the Joint Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Senior Secured Credit Facilities, consisting exclusively of information and documentation that is either (i) publicly available and (ii) not material with respect to the Borrower, the Acquired Business or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. Before distribution of any such Confidential Information Memorandum or any related offering and marketing materials, each document to be disseminated by the Joint Lead Arrangers (or any other Agent) to any Lender in connection with the Senior Secured Credit Facilities will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.

You further agree that the following documents may be distributed as Public Lender Information, unless you advise the Joint Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed as Private Lender Information: (a) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) customary marketing term sheets and notification of changes in the Senior Secured Credit Facilities’ terms and conditions, (c) drafts and final versions of the Senior Secured Credit Documentation and (d) publicly available financial statements of the Borrower and the Acquired Business and its subsidiaries.

4.	Information.

You represent and warrant (and with respect to Information (as defined below) relating to the Acquired Business, to the best of your knowledge prior to the Closing Date) that (a)(i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward-looking information and information of a general economic or industry specific nature) and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (other than the Projections, other forward-looking information and information of a general economic or industry specific nature) (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in light of the circumstances under which they were (or hereafter are) made and (b) the Projections that have been or will be made available to the Joint Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions that the preparer believes to be reasonable at the time made and at the time such Projections are made available to the Joint Lead Arrangers, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (x) the Closing Date and (y) the expiration of the Syndication Period, any of the representations and warranties in the preceding sentence would (to the best of your knowledge, with respect to Information relating to the Acquired Business prior to the Closing Date) be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that (to the best of your knowledge, with respect to the Information relating to the Acquired Business prior to the Closing Date) such representations and warranties will be correct in all material respects under those circumstances. You understand that, in arranging and syndicating the Senior Secured Credit Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Conditions Precedent.

Each Initial Lender’s commitment hereunder, and each Agent’s agreement to perform the services described herein, are subject only to the satisfaction of the conditions set forth in Exhibit B hereto under the heading “Conditions Precedent” and in the Summary of Additional Conditions.

Notwithstanding anything set forth in this Commitment Letter, the Term Sheet, the Fee Letter or the Senior Secured Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Senior Secured Credit Facilities on the Closing Date shall be (x) such of the representations made by (or relating to) the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (determined without regard to any notice requirement) to terminate your (or your affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Senior Secured Credit Documentation shall be in a form such that they do not impair the availability of the Senior Secured Credit Facilities on the Closing Date if the conditions set forth in Exhibit B hereto under the heading “Conditions Precedent” and in the Summary of Additional Conditions are satisfied (it being understood that (I) to the extent any Collateral referred to in the Term

Sheet may not be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of a stock certificate of U.S. organized entities (except, in the case of the Acquired Business, with respect to any stock certificates that have not been made available to you on or prior to the Closing Date after your use of commercially reasonable efforts to obtain such stock certificates) or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date but, instead, may be accomplished within 60 days after the Closing Date (or such longer period after the Closing Date reasonably acceptable to the Administrative Agent) and (II) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth in Exhibit B hereto under the heading “Conditions Precedent” or the Summary of Additional Conditions). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to legal existence, corporate power and authority relating to the entering into and performance of the Senior Secured Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Senior Secured Credit Documentation, no conflicts of Senior Secured Credit Documentation with or violations of (x) applicable material laws to the extent resulting in a Target Material Adverse Effect and (y) organizational documents, Federal Reserve regulations, the Investment Company Act of 1940, as amended, solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction), PATRIOT Act/“know your customer” laws, sanctions and anti-terrorism laws, anti-corruption laws and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence, the creation, validity and perfection of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

You agree that we will have the right to communicate and consult with you and your affiliates with respect to your and their rights and remedies under the Acquisition Agreement.

6.	Fees.

As consideration for the Initial Lenders’ commitments hereunder, and each Agent’s agreement to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Senior Secured Credit Facilities (the “Fee Letter”).

7.	Expenses; Indemnification.

To induce each Agent to issue this Commitment Letter and to proceed with the Senior Secured Credit Documentation, you hereby agree that (i) all reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented fees and expenses of counsel and consultants) of each Agent and its respective affiliates arising in connection with the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter, the Senior Secured Credit Facilities and the Senior Secured Credit Documentation (including in connection with our due diligence and syndication efforts) and (ii) all documented out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel and consultants) of each Agent and its respective affiliates arising in connection with the enforcement of this Commitment Letter, the Fee Letter, the Senior Secured Credit Facilities and the Senior Secured Credit Documentation, shall in the case of each of clauses (i) and (ii) be for your account (and that you shall promptly reimburse such Agent and its affiliates for all such fees and expenses paid or incurred by them), whether or not the Transaction is consummated; provided that you shall only be responsible for the fees and expenses of one primary counsel acting for the Agents (taken as a whole) for each of the Senior Secured Credit Facilities, one regulatory counsel in each applicable specialty and one local or foreign counsel for each relevant jurisdiction as may be necessary or advisable in the judgment of the Agents; provided, further, that in the case of clause (i), such costs and expenses shall not exceed $250,000 (the “Expense Cap”) if the Closing Date does not occur, unless otherwise agreed by you. The Agents shall use good faith efforts to notify you when fees and expenses of the type referred to in clause (i) of the preceding sentence equal $200,000 and, thereafter, use good faith efforts to notify you of each additional $100,000 in such fees and expenses (it being understood, however, that any failure to provide such notice shall not limit your reimbursement obligations hereunder).

You further agree to indemnify and hold harmless each Agent, each Additional Agent and each other agent or co-agent (if any) designated by the Joint Lead Arrangers with respect to the Senior Secured Credit Facilities (each, a “Co-Agent”) and their respective affiliates and controlling persons and the respective directors, officers, employees, representatives, advisors and agents of each of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent and each other Indemnified Person for any reasonable and documented legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment); and provided, further, that you shall be responsible for the fees and expenses of only one counsel for all Indemnified Persons in connection with indemnification claims arising out of the same facts or circumstances and, if reasonably necessary or advisable in the judgment of the Agents, a single regulatory counsel in each applicable specialty and a single local or foreign counsel to the Indemnified Persons in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional regulatory counsel in each applicable specialty and one local or foreign counsel in each applicable jurisdiction to the affected Indemnified Persons. No Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, internet-based or other information transmission systems

(including IntraLinks, SyndTrak Online or email), except to the extent such damages have resulted from the willful misconduct, gross negligence or bad faith of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the financing contemplated hereby. For the avoidance of doubt, the provisions of this paragraph shall not affect the Expense Cap as it may apply to fees and expenses expressly covered by clause (i) of the preceding paragraph.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and the Fee Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, you, the Acquired Business (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your subsidiaries may have conflicting interests regarding the transactions described herein or otherwise. No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies (other than your affiliates). You also acknowledge that no Agent has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each of DBSI and MLPFS is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, DBSI, MLPFS and/or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and its respective subsidiaries and other companies with which you, your subsidiaries or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by DBSI, MLPFS, any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, your subsidiaries, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

You acknowledge that you have been advised of the roles of DB and MLPFS and/or their respective affiliates as buy-side advisors to you in connection with the Transaction and that, in such capacity, DB and MLPFS and/or their respective affiliates are not advising you to enter into this Commitment Letter or advising you with respect to any financing contemplated herein. You acknowledge and agree that you (together with your legal and other advisors) are independently evaluating this Commitment Letter and any provision of financing contemplated herein and are fully aware of any conflicts of interest which may exist as a result of DB’s and MLPFS’ engagement hereunder and the engagement of DB and MLPFS and/or their respective affiliates as buy-side advisors to you. You acknowledge and agree to such retentions, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of DB and MLPFS hereunder or any arrangement, underwriting or provision by DB and MLPFS and/or their respective affiliates of any financing in connection with the Transactions and, on the other hand, DB’s and MLPFS’ and/or their respective affiliates’ roles as buy-side advisors to you in connection with the Transactions. Each of DB and MLPFS acknowledges (i) the role of MLPFS and/or its affiliates as a buy-side advisor to you in connection with the Transaction and (ii) that such relationship does not create any fiduciary duty or responsibilities to the other Agents on the part of either DB or MLPFS and/or their respective affiliates.

9.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your and your affiliates’ officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure; provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the “market flex” provisions of the Fee Letter (subject to redactions satisfactory to the Agents) to such persons), (ii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and the Term Loan Facility, (iii) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in any public filing relating to the Transaction and (iv) to the extent portions thereof have been redacted in a manner to be mutually agreed upon, in consultation with the Joint Lead Arrangers, you may disclose the Fee Letter and the contents thereof to any prospective Additional Agent reasonably acceptable to the Agents and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.

Each Agent and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Agent, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Agent or any of its affiliates, their businesses or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Agent or any of its affiliates, (d) to the extent that such information is received by such Agent from a third party that is not to its knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by such Agent, (f) to such Agent’s affiliates and its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who agree (which may be oral or pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to enforce their respective rights hereunder or under the Fee Letter, or (j) to the extent permitted by Section 11 hereof in respect of the customary advertisements and promotional materials contemplated thereby. Each Agent’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Secured Credit Documentation upon the execution and delivery of the Senior Secured Credit Documentation and initial funding thereunder or shall expire on the second anniversary of the date of your acceptance of this Commitment Letter, whichever occurs earlier.

10.	Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you and the other parties hereto and thereto (and Indemnified Persons). Each Initial Lender may assign its commitment hereunder to one or more prospective Lenders in consultation with you; provided that, except with respect to assignments to an Additional Agent as contemplated above, (a) no Initial Lender shall be relieved or novated from any of its obligations hereunder (including its obligation to fund the Senior Secured Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Secured Credit Facilities, including its commitments in respect thereof, until the initial funding of the Senior Secured Credit Facilities on the Closing Date, (b) no assignment or novation shall become effective (as between you and an Initial Lender) with respect to all or any portion of any Initial Lender’s commitments in respect of the Senior Secured Credit Facilities until the initial funding of the Senior Secured Credit Facilities on the Closing Date, and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the applicable Senior Secured Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, any Agent hereunder (including, without limitation, the commitment of any Initial Lender) may be performed, and any and all rights of any Agent hereunder may be exercised, by or through any of its affiliates or branches; provided that with respect to the commitments under the Senior Secured Credit Facilities, any assignments thereof to an affiliate will not relieve the Agents (including in their capacities as Initial Lenders) from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11.	Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in the Fee Letter are subject to mutual agreement of the parties. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that (a) the interpretation of the definition of Target Material Adverse Effect (as defined in Exhibit C) and whether there shall have occurred a Target Material Adverse Effect, (b) whether the representations and warranties made with respect to the Acquired Business in the Acquisition Agreement are accurate and whether as a result of a breach or inaccuracy thereof you or your affiliate have the right to terminate your or its obligations under the Acquisition Agreement, or not to consummate the transactions contemplated by the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, provided, however, that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM

BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.	Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Senior Secured Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Initial Lenders hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter (other than those provisions relating to confidentiality, the syndication of the Senior Secured Credit Facilities and the payment of annual agency fees to the Administrative Agent) shall automatically terminate and be superseded by the definitive Senior Secured Credit Documentation relating to the Senior Secured Credit Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

15.	PATRIOT Act Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001) (as amended from time to time, the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, each Guarantor and any other borrowers and guarantors under the Senior Secured Credit Facilities, which information includes the name, address, tax identification number and other information regarding the Borrower, such Guarantors and such other borrowers and guarantors that will allow such Agent to identify the Borrower, such Guarantors and such other borrowers and guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender.

16.	Termination and Acceptance.

The Initial Lenders’ commitments with respect to the Senior Secured Credit Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination or abandonment of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) or (iii) the date of the closing of the Acquisition without the use of the Senior Secured Credit Facilities. You may terminate, upon prior written notice to the Agents, the Initial Lenders’ commitments hereunder (in whole or in part) at any time, subject to the provisions of Section 14.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof, and of the Fee Letter not later than 11:59 p.m., New York City time, on November 18, 2015. The commitment of each Initial Lender hereunder, and each Agent’s agreement to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received (x) such executed counterparts in accordance with the immediately preceding sentence and (y) a duly executed copy of the Acquisition Agreement, signed by each party thereto and dated on or prior to such time.

The parties hereto hereby acknowledge and agree that the commitments under that certain Commitment Letter, dated as of November 12, 2015 and executed and delivered by us to you, are terminated.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Sean Murphy
Name: Sean Murphy
Title: Managing Director

By:	/s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Sean Murphy
Name: Sean Murphy
Title: Managing Director

By:	/s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

[Project Falcon Commitment Letter (2015)]

BANK OF AMERICA, N.A.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Director

[Project Falcon Commitment Letter (2015)]

Accepted and agreed to as of the date first above written:

ON SEMICONDUCTOR CORPORATION

By:	/s/ Bernard Gutmann
Name: Bernard Gutmann
Title: EVP & CFO

[Project Falcon Commitment Letter (2015)]

EXHIBIT A

Project Falcon

$2,700,000,000 Senior Secured Credit Facilities

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other exhibits to the Commitment Letter.

ON Semiconductor Corporation, a Delaware corporation (“you” or the “Borrower”) intends to (i) acquire in a “friendly” transaction, through a newly-formed U.S. subsidiary wholly-owned by the Borrower (the “MergerCo”), 100% of the capital stock of the company identified to us and code-named “Falcon”, a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”), by way of (x) a cash tender offer (the “Tender Offer”) for any and all of the outstanding capital stock of the Target, subject to the Minimum Condition (as defined in the Acquisition Agreement as in effect on the date hereof), and (y) a merger on the Closing Date of MergerCo with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law (the “Merger”), in each case in accordance with the Agreement and Plan of Merger (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Acquisition Agreement”), dated as of November 18, 2015, by the Borrower, MergerCo and the Target and all applicable law, with the Target as the surviving entity of the Merger, to be a wholly-owned subsidiary of the Borrower (collectively, the “Acquisition”), and (ii) concurrently with the consummation of the Acquisition, repay all of the existing indebtedness of the Borrower, its subsidiaries and the Acquired Business other than Permitted Surviving Indebtedness (the “Refinancing”). After the consummation of the Acquisition, all of the outstanding equity interests of the Target will be owned, directly or indirectly, by the Borrower.

The sources of funds needed to effect the Acquisition and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction (the “Transaction Costs”) and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition shall be provided solely through:

(i) a senior secured financing consisting of (I) a $2,400.0 million “B” term loan facility (the “Term Loan Facility”) and (II) a $300.0 million revolving credit facility (the “Initial Revolving Credit Facility”); provided that the Initial Revolving Credit Facility may be increased by an aggregate principal amount of up to $200.0 million (the “Revolving Credit Facility Increase Amount”) by way of additional commitments provided by Additional Agents (or affiliates thereof) pursuant to, and on the terms and conditions of, the Commitment Letter (the Initial Revolving Credit Facility as increased by the Revolving Credit Facility Increase Amount, the “Revolving Credit Facility” and, together with the Term Loan Facility, collectively, the “Senior Secured Credit Facilities” and with any commitments with respect to the Revolving Credit Facility (whether pursuant to the Initial Revolving Credit Facility or the Revolving Credit Facility Increase Amount) provided by Additional Agents (or affiliates thereof), “RCF Additional Commitments”); and

(ii) unrestricted cash on hand of the Borrower and the Target.

A-1

The date on which the Acquisition and the Refinancing are consummated and the initial borrowings are made under the Senior Secured Credit Facilities is referred to herein as the “Closing Date”.

The transactions described above are collectively referred to herein as the “Transaction”.

A-2

EXHIBIT B

Project Falcon

$2,700,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the commitment letter to which this Exhibit B is attached (the “Commitment Letter”) and in the other exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	ON Semiconductor Corporation, a Delaware corporation (the “Borrower”).

Administrative Agent:	DBNY will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Book-Running Managers:	DBSI and MLPFS will act as joint lead arrangers and joint lead book-running managers for the Senior Secured Credit Facilities and will perform the duties customarily associated with such roles (the “Joint Lead Arrangers”).

Senior Secured Credit Facilities:	A.	Term Loan Facility

		1.	Amount: “B” term loan facility in an aggregate principal amount of $2,400.0 million (the “Term Loan Facility”).

		2.	Use of Proceeds: The loans made pursuant to the Term Loan Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

		3.	Maturity: The final maturity date of the Term Loan Facility shall be 7 years from the Closing Date (the “Term Loan Maturity Date”).

		4.	Amortization: (i) Commencing on the last day of the first full fiscal quarter ended after the Closing Date, quarterly amortization of the Term Loans shall be required in an amount equal to 0.25% of the initial aggregate principal amount of the Term Loans incurred on the Closing Date.

(ii) The remaining aggregate principal amount of Term Loans originally incurred shall be due and payable in full on the Term Loan Maturity Date.

	5.	Availability: Term Loans may only be incurred on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

	6.	Issuance Price: 99.0%; provided that the discount to par reflected in the issuance price of Term Loans may, at the election of the Joint Lead Arrangers, be taken in the form of an upfront fee paid on the Closing Date. All calculations of interest in respect of the Term Loans will be calculated on the basis of their full stated principal amount.

	7.	Currency: U.S. Dollars.

B.	Revolving Credit Facility

	1.	Amount: Revolving credit facility in an aggregate principal amount of $300.0 million (the “Initial Revolving Credit Facility”); provided that the Initial Revolving Credit Facility may be increased by an aggregate principal amount of up to $200.0 million (the “Revolving Credit Facility Increase Amount”) by way of additional commitments provided by Additional Agents (or affiliates thereof) pursuant to, and on the terms and conditions of, the Commitment Letter (the Initial Revolving Credit Facility as increased by the Revolving Credit Facility Increase Amount, the “Revolving Credit Facility” and, together with the Term Loan Facility, collectively, the “Senior Secured Credit Facilities” and with any commitments with respect to the Revolving Credit Facility provided by Additional Agents (or affiliates thereof), “RCF Additional Commitments”).

	2.	Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes; provided that, no portion of the Revolving Credit Facility may be utilized to pay amounts owing to finance the Acquisition and the Refinancing or to pay any Transaction Costs; provided, however, that proceeds of the Revolving Credit Facility may be used to fund OID or upfront fees with respect to the Senior Secured Credit Facilities pursuant to or as a result of the “Market Flex” provisions of the Fee Letter.

3.	Maturity: The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”).

4.	Availability: Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the Senior Secured Credit Documentation (as defined below).

5.	Letters of Credit: Up to $15.0 million of the Revolving Credit Facility will be available for the issuance on a serial basis of stand-by letters of credit (“Letters of Credit”) by each of DBNY and Bank of America (each a “Primary Issuing Lender”) and/or one or more of the other Lenders agreeing to act in such capacity to support obligations of the Borrower and its subsidiaries; provided that each Primary Issuing Lender’s obligation to issue Letters of Credit shall be subject to an independent sub-limit of $7.5 million. Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date. Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

6.	Swingline Loans: Up to an amount to be agreed of the Revolving Credit Facility shall be available prior to the Revolving Loan Maturity Date, in the sole discretion of DBNY (in such capacity, the “Swingline Lender”), for swingline loans (the “Swingline Loans” and, together with Revolving Loans and Term Loans, the “Loans”) to be made by the Swingline Lender on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

7.	Up-Front Fee: An up-front fee in an amount equal to 0.25% of the aggregate amount of commitments under the Revolving Credit Facility on the Closing Date shall be paid on the Closing Date ratably to the Lenders that participate in the Revolving Credit Facility.

8.	Currency: U.S. Dollars; provided that, at the election of the Borrower, the Revolving Credit Facility may be split into a U.S.

Dollar-based tranche and a multicurrency tranche providing for Revolving Loans and Letters of Credit denominated in certain additional currencies, with multicurrency mechanics substantially consistent with the Existing Credit Agreement and otherwise reasonably satisfactory to the Administrative Agent (including a so-called “collateral allocation mechanism”) and with tranche sizes and multicurrency sub-limits to be mutually agreed.

Incremental Facilities:	The Borrower will have the right to obtain from existing Lenders or prospective lenders incremental commitments consisting of one or more (x) increases to the Revolving Credit Facility (each, an “Incremental Revolving Facility”) and/or (y) increases to the Term Loan Facility and/or one or more new tranches of term loans to be made available under the Senior Secured Credit Documentation (each, an “Incremental Term Facility” and, together with the Incremental Revolving Facilities, the “Incremental Facilities”) in an aggregate amount not to exceed an amount equal to the greater of (a) $500.0 million and (b) an amount at such time that, after giving pro forma effect thereto (including use of proceeds), could be incurred without causing the pro forma First Lien Net Leverage Ratio (as defined below) to exceed the pro forma First Lien Net Leverage Ratio on the Closing Date; provided that (i) all Incremental Facilities and permitted refinancings of the foregoing (or prior permitted refinancings) shall be included in the numerator of such ratio regardless of whether, and to what extent, secured, (ii) the proceeds of any Incremental Facilities shall not be netted from indebtedness for the purposes of such calculation and (iii) all Incremental Revolving Facilities shall be deemed to be fully drawn for purposes of such calculation; provided, further, that:

	(i)	no such Incremental Facility will be available until after the later to occur of the Closing Date and the date on which a Successful Syndication has occurred;

	(ii)	(A) no default or event of default exists or would exist after giving effect thereto and (B) the representations and warranties set forth in the terms of the Senior Secured Credit Documentation shall be true and correct in all material respects (except for (x) representations and warranties which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date and (y) representations and warranties qualified by materiality, which shall be true and correct in all respects); provided that to the extent the proceeds of any Incremental Facility are intended to be applied to finance a Limited Conditionality Acquisition (as defined below) that is permitted under the Senior Secured Credit Documentation, the availability thereof shall, if agreed by the lenders providing such

Incremental Facility, be subject to customary “SunGard” or “certain funds” conditionality provisions, and the event of default test referred to in immediately preceding clause (A) shall be tested at the time of the execution of the relevant acquisition agreement;

(iii)	any such Incremental Facility shall rank pari passu in right of payment with the Senior Secured Credit Facilities and shall benefit from the same guarantees as, and be secured on a pari passu basis by the same Collateral (as defined below) securing, the Senior Secured Credit Facilities;

(iv)	in the case of an Incremental Revolving Facility, such Incremental Revolving Facility shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made a part of, the Revolving Credit Facility); and

(v)	except for the terms described in this clause (v), loans to be made under an Incremental Term Facility (each, an “Incremental Term Loan”) shall be subject to the same terms as the Term Loans, unless such Incremental Term Loans are made a part of the Term Loan Facility (in which case all terms thereof shall be identical to those of the Term Loan Facility), provided that

(a) if the interest rate margins for any Incremental Term Facility incurred prior to the twelve (12) month anniversary of the Closing Date are higher than the interest rate margins for the Term Loan Facility by more than 50 basis points, then the interest rate margins for the Term Loan Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 50 basis points (it being understood that any such increase in the interest rate margin shall not require the consent of any Lender); provided that, in determining the interest rate margins applicable to the Incremental Term Facility and the Term Loan Facility (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders under the Term Loan Facility or any Incremental Term Facility in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (y) customary arrangement, commitment or similar fees payable to the Joint Lead Arrangers (or their affiliates) in connection with the Term Loan Facility or to one or more arrangers (or their affiliates) of any Incremental Term Facility shall be excluded and (z) if the Incremental Term Facilities include an interest rate floor greater than the interest rate floor applicable to the existing Term Loan Facility, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing Term Loan Facility shall be required, to the extent an increase in the interest rate floor in the then-existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the then-existing Term Loan Facility shall be increased by such increased amount;

(b)	the final stated maturity date for such Incremental Term Loans may be the same as or later (but not sooner) than the final stated maturity date applicable to the Term Loans;

(c)	the amortization requirements for such Incremental Term Loans may differ from those of the Term Loans, provided the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding Term Loans;

(d)	any Incremental Term Facility may provide for the ability to participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of the term loans under other outstanding term facilities under the Senior Secured Credit Documentation; and

(e)	other terms may differ if reasonably satisfactory to the Administrative Agent, the Borrower and the lenders providing such Incremental Term Loans; provided that the other terms of any Incremental Term Facility that are not substantially identical to the then-existing Term Loan Facility (other than pursuant to clauses (i) through (iii) above and sub-clauses (a) through (d) above) shall be (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the relevant lenders under the Incremental Term Facility than those applicable to the then-existing Term Loan Facility or otherwise reasonably acceptable to the Administrative Agent (except for covenants or other provisions applicable only to periods after the latest final maturity date of the loans under the then-existing Term Loan Facility existing at the time of incurrence of the Incremental Term Facility).

For the purposes hereof, (x) “First Lien Net Leverage Ratio” means, on any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis, subject to the proviso in clause (i) of the first paragraph of this section, the ratio of (a) consolidated secured indebtedness (excluding indebtedness secured only by the Collateral on a junior lien basis to the Senior Secured Credit Facilities, and which is subject to the terms of an intercreditor agreement satisfactory to the Administrative Agent) of the Borrower and its subsidiaries on such date (less the unrestricted cash and cash equivalents of the Borrower and its subsidiaries as of such date) to (b) Consolidated EBITDA (to be defined as mutually agreed) of the Borrower and its subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered and (y) “Total Net Leverage Ratio” means, on any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis the ratio of (a) consolidated indebtedness of the Borrower and its subsidiaries on such date (less the unrestricted cash and cash equivalents of the Borrower and its subsidiaries as of such date) to (b) Consolidated EBITDA of the Borrower and its subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered.

Existing Lenders may, but shall not be obligated without their prior written consent to, provide a commitment and/or make any loans pursuant to any Incremental Facility, and nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility. The lenders providing any Incremental Facility shall be reasonably satisfactory to (a) the Administrative Agent and each Primary Issuing Lender and Swingline Lender to the extent required under “Assignments and Participations” below and (b) the Borrower.

The proceeds of any Incremental Facilities may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments and any other use not prohibited by the Senior Secured Credit Documentation.

For the purposes of determining pro forma compliance with the First Lien Net Leverage Ratio in connection with any Incremental Facilities, the proceeds of which are to be used for a permitted acquisition that the Borrower or its subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of third party financing (a “Limited Conditionality Acquisition”), the date of determination thereof shall, at the Borrower’s option, be the date of entering into the binding definitive agreement for such acquisition and shall be made giving pro forma effect to such acquisition and the other transactions (including the incurrence of indebtedness) to be entered into in connection therewith as if they had occurred at the beginning of the applicable test period; provided that (x) such indebtedness (and any associated lien) shall be deemed incurred at the time of such selection and outstanding thereafter for the purposes of pro forma compliance with any applicable ratios and (y) for purposes of any calculation of any ratio with respect to the incurrence of any other debt or liens, or the making of any other acquisition, investment, restricted payment, junior debt repayment or other transaction subject to ratio compliance on or following such date and prior to the consummation of such Limited Conditionality Acquisition (or termination of the definitive agreement with respect thereto), any such ratio shall also be required to be calculated without giving effect to such Limited Conditionality Acquisition.

Guaranties:	Each direct and indirect material subsidiary and each “Qualifying Subsidiary” (as defined below) of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of all amounts owing under the Senior Secured Credit Facilities and, to the extent so designated by the Borrower as “Secured Hedging Agreements”, the obligations of the Borrower under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates or the Administrative Agent or its affiliates (the “Secured Hedging Agreements”). Such Guaranties shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary contained above (i) no “unrestricted subsidiary” (designated as provided below under the heading “Unrestricted Subsidiaries”) or Excluded Foreign Subsidiary (as defined below) shall be required to provide a Guaranty (or constitute a Guarantor) and (ii) no subsidiary of the Borrower that is not an “Eligible Contract Participant” (after giving effect to any keepwell) as defined under the Commodity Exchange Act shall be required to provide a Guaranty (or constitute a Guarantor) with respect to (and solely with respect to) obligations under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

As used herein, (I) “Excluded Foreign Subsidiary” means (a) any direct or indirect non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”), (b) any direct or indirect U.S. subsidiary of the Borrower that is treated as a “disregarded entity” for federal income tax purposes the sole assets of which are equity interests in CFCs (each, a “Pass-Through Foreign Holdco”) or other Pass-Through

Foreign Holdcos and (c) any direct or indirect subsidiary of a CFC or Pass-Through Foreign Holdco and (II) “Qualifying Subsidiary” means any restricted subsidiary that has guaranteed permitted convertible notes, permitted senior unsecured notes and permitted unsecured indebtedness.

Security:	All amounts owing under the Senior Secured Credit Facilities and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (x) a first-priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors; provided that not more than 65% of the total outstanding voting stock of any Excluded Foreign Subsidiary shall be required to be pledged, and (y) a first-priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts, real estate and leasehold interests) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”), in each case as may be subject to liens permitted by the Senior Secured Credit Documentation (including liens on assets of the Acquired Business permitted to remain outstanding after the Closing Date under the Acquisition Agreement).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be mutually agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing) and immaterial leaseholds; (ii) equity interests of non-wholly owned subsidiaries and joint ventures, to the extent prohibited under the organizational documents of such non-wholly owned subsidiaries or joint ventures; (iii) licenses, instruments and agreements (including any governmental licenses or state or local franchises, charters and authorizations) to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof, but only, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (“UCC”), Title 11 of the United States Code (the “Bankruptcy Code”) or any other requirement of law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or limitation; (iv) motor vehicles and other assets subject to certificate of title to the extent that a security interest therein cannot be perfected by the filing of a UCC-1 financing statement, (v) other assets to the extent the pledge thereof is prohibited by applicable law, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or limitation; (vi) intent to use trademark or service mark applications; (vii) those assets as to which the Administrative Agent shall determine that the costs of obtaining such security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby; (viii) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, or fiduciary or trust accounts; (ix) any voting equity interests of a CFC or a Pass-Through Foreign Holdco in excess of 65% of the total outstanding voting equity interests thereof; and (x) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any Guarantor (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower and the Administrative Agent in good faith.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall effectively create first-priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Administrative Agent in its reasonable discretion.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Funds Certain Provisions.

Optional Commitment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be mutually agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty (subject, however, to the Prepayment Premium referred to below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of Term Loans shall apply to reduce future scheduled amortization payments of the Term Loans in direct order of maturity.

Mandatory Repayments and Commitment Reductions:	Mandatory repayments of Term Loans shall be required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by the Borrower and its subsidiaries (including sales or issuances of equity interests of any subsidiary of the Borrower) in excess of an amount to be agreed but subject to certain ordinary course exceptions and reinvestment rights to be mutually agreed, (b) 100% of the net proceeds from issuances or incurrences of debt (including any Refinancing Facilities (as defined below) but with appropriate exceptions to be mutually agreed) by the Borrower and its subsidiaries, (c) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% (reducing, so long as no default or event of default under the Senior Secured Credit Facilities is in existence, to 25% and 0% based on meeting specified leverage tests to be mutually agreed) of annual Excess Cash Flow (to be defined to the satisfaction of the Administrative Agent and to include, in any event, deductions for certain investments and capital expenditures financed with internally generated cash) of the Borrower and its subsidiaries, with any such required repayment amount to be reduced dollar-for-dollar by the amount of voluntary prepayments of Loans made with internally generated funds during the applicable year (excluding Swingline Loans but including Revolving Loans, solely to the extent commitments under the Revolving Credit Facility are permanently reduced by the amount of such repayments) and (d) 100% of the net proceeds from insurance recovery and condemnation events of the Borrower and its subsidiaries (subject to certain reinvestment rights and a materiality threshold to be mutually agreed).

All mandatory repayments of Term Loans made pursuant to clauses (a) through (d), inclusive, above shall (subject to the immediately succeeding paragraph) apply to reduce future scheduled amortization payments of the Term Loans in direct order of maturity. If the amount of any mandatory repayment which would otherwise be required as provided above exceeds the aggregate principal amount of Term Loans then outstanding, such excess shall be applied to repay Revolving Loans and Swingline Loans. In addition, (i) if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess and (ii) after giving effect to the consummation of the Transaction on the Closing Date, all commitments under the Term Loan Facility (if any) not required to finance the Transaction shall be terminated in their entirety.

Any Lender (each, a “Declining Lender”) may elect not to accept any mandatory prepayment pursuant to clause (a), (c) or (d) above. Any prepayment amount declined by a Declining Lender (such declined payment, the “Declined Proceeds”) shall first be applied to the prepayment of Term Loans owed to non-Declining Lenders, with any remaining amount of Declined Proceeds after such application to be retained by the Borrower.

Prepayment Premium:	The occurrence of any Repricing Event (as defined below) with respect to Term Loans, in each case prior to the six-month anniversary of the Closing Date, will require payment of a fee (the “Prepayment Premium”) of an amount equal to 1% of the principal amount of the Term Loans subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean, other than in connection with any transaction involving a Change of Control or a Transformative Acquisition (each, to be defined), (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the Term Loans subject to such event (as such comparative yields are determined by the Administrative Agent) and (ii) any amendment to Senior Secured Credit Documentation which reduces the “effective yield” applicable to the Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Senior Secured Credit Documentation:	The definitive financing documentation for the Senior Secured Credit Facilities (the “Senior Secured Credit Documentation”) shall be based on that certain Amended and Restated Credit Agreement, dated as of October 10, 2013, among Semiconductor Components Industries, LLC, a Delaware limited liability company, as the borrower, the several banks and other financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”), and shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Joint Lead Arrangers shall agree; it being understood and agreed that the Senior Secured Credit Documentation shall: (a) not contain any conditions as to the availability and initial funding of the Term Loan Facility and the Revolving Credit Facility on the Closing Date other than the applicable conditions set forth under the heading “Conditions Precedent” below and in Exhibit C to the Commitment Letter, in each case, subject to the Certain Funds Provisions; (b) be subject to the modifications expressly contemplated by the “Market Flex” provisions in the Fee Letter; (c) contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its restricted subsidiaries and subject to standards, qualifications, thresholds, exceptions for materiality or otherwise and “baskets,” grace and cure periods as may be mutually agreed between the Borrower and the Joint Lead Arrangers; (d) give due regard to the customary operational and administrative agency provisions of the Administrative Agent; (e) be negotiated in good faith by the Borrower and the Agents so that the Senior Secured Credit Documentation, giving effect to the Certain Funds Provisions, is finalized as promptly as practicable after the acceptance of the Commitment Letter; and (f) be mutually agreed by the Borrower and the Agents.

Refinancing Facilities; Refinancing Notes:	The Borrower shall have the right to refinance and/or replace the Term Loans (and loans under any Incremental Term Facility) or Revolving Loans and commitments under the Revolving Credit Facility (and loans and commitments under any Incremental Revolving Facility) in whole or in part with (x) one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, a “Refinancing Facility” or the “Refinancing Facilities”) under the Senior Secured Credit Documentation, in each case, with the consent of the Borrower and the institutions providing such Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Senior Secured Credit Facilities or be unsecured (such notes or loans, the “Refinancing Notes”); provided, that (a) any Refinancing Facility or issue of Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement, the terms of which shall be reasonably satisfactory to the Administrative Agent and the Borrower, (b) no Refinancing Term Facility or Refinancing Notes shall mature prior to the maturity date of the applicable term loans being refinanced or replaced, and, in the case of any term loans under the Senior Secured Credit Documentation, no Refinancing Term Facility or Refinancing Notes shall have a shorter weighted average life to maturity than, or, with respect to Refinancing Notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the term loans being refinanced or replaced, (c) no Refinancing Revolving Facility shall mature (or require commitment reductions) prior to the maturity date of the Revolving Loans or commitments being refinanced, (d) such Refinancing Facility or Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto, (e) such Refinancing Facility or series of Refinancing Notes shall not be secured by any assets other than the Collateral, (f) such Refinancing Facility or Refinancing Notes shall not be guaranteed by any person other than the Guarantors, (g) the other terms and conditions (excluding those referenced in clauses (b) through (f) above) of such Refinancing Facility or Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Refinancing Facility or Refinancing Notes than, those applicable to the loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant loans or commitments existing at the time of such refinancing or replacement), (h) the aggregate principal amount of any Refinancing Facility or any Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, fees and expenses or to the extent otherwise permitted under the Senior Secured Credit Documentation, (i) in the case of any Refinancing Revolving Facility, the Senior Secured Credit Documentation shall include certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of the Revolving Facility and any such Refinancing Revolving Facility, and (h) only a Refinancing Term Facility that is pari passu in right of payment and security with the Term Loan Facility and shall share ratably in any voluntary or mandatory prepayments of the term loans being refinanced unless the Borrower and the lenders in respect of such Refinancing Term Facility elect lesser payments.

Interest Rates:	At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Administrative Agent for the respective interest period (but, in the case of Term Loans only, no less than 0.75%), plus the Applicable Margin, provided, that all Swingline Loans shall bear interest based upon the Base Rate.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans (A) maintained as Base Rate Loans, 2.50%, and (B) maintained as LIBOR Loans, 3.50%; (ii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 2.00%, and (B) maintained as LIBOR Loans, 3.00%; and (iii) in the case of Swingline Loans, 2.00%; provided that so long as no default or event of default exists under the Senior Secured Credit Facilities (and, in any event, not commencing until the delivery of the Borrower’s financial statements in respect of its first full fiscal quarter ending at least six months after the

Closing Date), the Applicable Margin for Revolving Loans and Swingline Loans shall be subject to two step-downs of 0.25% each based on meeting specified Total Net Leverage Ratio tests to be mutually agreed.

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month (determined after giving effect to any applicable “floor”) plus 1.00%.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the Senior Secured Credit Facilities, 12 months, shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other overdue amounts shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under a specific tranche of the Senior Secured Credit Facilities, the rate which is 2.0% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans). Such interest shall be payable on demand.

Yield Protection:	The Senior Secured Credit Facilities shall include customary protective provisions for such matters as capital adequacy, liquidity, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Senior Secured Credit Documentation, regardless of the date enacted, adopted or issued).

The Borrower shall have the right to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence.

Commitment Fee:	A commitment fee, at a per annum rate of 0.35%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears; provided that so long as no default or event of default exists under the Senior Secured Credit Facilities (and, in any event, not commencing until the delivery of the Borrower’s financial statements in respect of its first full fiscal quarter ending at least six months after the Closing Date), such commitment fee shall be subject to two step-downs of 0.05% each based on meeting specified Total Net Leverage Ratio tests to be mutually agreed.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/8 of 1% per annum (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Joint Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	A.	To Initial Loans:

Those conditions precedent set forth in clause (B)(i) below and on Exhibit C to the Commitment Letter.

	B.	To All Loans and Letters of Credit:

	(i)	All representations and warranties shall be true and correct in all material respects (or, in all respects, if qualified by materiality) on and as of the date of each borrowing of a Loan and each issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (or, in all respects, if qualified by materiality) as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; provided that (x) the only representations and warranties the accuracy of which shall be a condition to the initial funding on the Closing Date are the Acquisition Agreement Representations and the Specified Representations and (y) with respect to any Incremental Term Loan Facility the proceeds of which are used to finance a Limited Conditionality Acquisition, the limitations described above under the heading “Incremental Facilities” shall apply.

	(ii)	Except in connection with Loans made and Letters of Credit issued on the Closing Date, no event of default under the Senior Secured Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Senior Secured Credit Facilities, shall have occurred and be continuing, or would result from any borrowing of a Loan or issuance of a Letter of Credit; provided that with respect to any Incremental Term Loan Facility the proceeds of which are used to finance a Limited Conditionality Acquisition, no default or event of default shall have occurred and be continuing at the time of, or after giving effect to, entry into the applicable acquisition agreement.

Representations and Warranties:	Representations and warranties (applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where appropriate) with materiality thresholds, exceptions and qualifications to be mutually agreed: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) governmental and third-party approvals, (v) no violation or conflicts with laws, contracts or charter documents, (vi) financial statements, undisclosed liabilities and projections, (vii) absence of a Material Adverse Effect (to be defined in the Senior Secured Credit Documentation), (viii) ownership of property (including intellectual property, franchises, licenses, permits, etc.), (ix) absence of material litigation, (x) compliance with environmental law, (xi) employment and labor relations, (xii) compliance with general statutes, etc., (xiii) inapplicability of Investment Company Act, (xiv) tax returns and payments, (xv) compliance with ERISA, (xvi) true and complete disclosure, (xvii) use of proceeds and compliance with margin regulations, (xviii) absence of liens, (xix) no default, (xx) OFAC/sanctions/anti-terrorism laws, (xxi) Foreign Corrupt Practices Act and anti-corruption laws, (xxii) Patriot Act/“know your customer” laws, (xxiii) creation, validity, perfection and priority of security interests under Security Agreements, (xxiv) solvency, (xxv) maintenance of insurance, and (xxvi) accuracy of the Acquisition Agreement Representations.

Notwithstanding anything to the contrary contained herein, the accuracy of the representations and warranties (other than Acquisition Agreement Representations and Specified Representations) shall not constitute a condition precedent to the extension of credit on the Closing Date.

Covenants:

Affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where appropriate), with materiality thresholds, exceptions and qualifications to be mutually agreed:

(a) Affirmative Covenants - (i) financial and other reporting requirements (including, without limitation, unaudited quarterly and audited annual financial statements for the Borrower and its subsidiaries on a consolidated basis (in accordance with GAAP) and projections prepared by management of the Borrower and provided on an annual basis, in each case with accompanying management discussion and analysis and, in the case of audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit other than solely with respect to, or resulting solely from an upcoming maturity date under any Senior Secured Credit Facilities within the next 12 months), and quarterly informational calls with Lenders); (ii) notice of defaults, material litigation and certain other material events; (iii) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (iv) conduct of business; (v) payment of taxes and other obligations; (vi) maintenance of properties and insurance; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) visitation and inspection rights; (ix) compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (x) use of proceeds; (xi) further assurances as to perfection and priority of security interests and additional guarantors; (xii) ERISA covenants; (xiii) use of commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Senior Secured Credit Facilities by each of S&P and Moody’s; (xiv) OFAC/sanctions/anti-terrorism laws; and (xv) Foreign Corrupt Practices Act and anti-corruption laws.

(b) Negative Covenants – Restrictions on (i) debt (including “disqualified preferred stock” and guaranties and other contingent obligations); (ii) liens; (iii) mergers, consolidations and other fundamental changes; (iv) loans, acquisitions, joint ventures and other investments; provided that (x) the Borrower and the Guarantors shall be permitted to effect Permitted Acquisitions (to be defined), subject to the absence of any default or event of default under the Senior Secured Credit Facilities at the time of the execution of the purchase agreement governing such Permitted Acquisition, line-of-business restrictions, provision of Guaranties and Security Agreements and aggregate consideration limitations with respect to entities/assets that do not become Guarantors/Collateral and (y) subject to the absence of a default or any event of default, the Borrower and the Guarantors shall be permitted to make unlimited investments so long as the Borrower and its subsidiaries on a consolidated basis are in pro forma compliance with a Total Net Leverage Ratio of less than 2.75:1.00; (v) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions, but with exceptions to include (x) sales of inventory in the ordinary course of business and (y) sales of obsolete or worn out assets); (vi) swap agreements; (vii) transactions with affiliates; (viii) dividends and other distributions to, and redemptions and repurchases from, equity holders; provided that, subject to absence of a default or any event of default, the Borrower shall be permitted to make dividends or effect share repurchases in an amount not to exceed (x) $100.0 million in any fiscal year plus (y) an unlimited amount, so long as the Borrower and its subsidiaries on a consolidated basis are in pro forma compliance with a Total Net Leverage Ratio of less than 2.75:1.00; (ix) negative pledges and restrictions on distributions, advances and asset transfers by subsidiaries; (x) prepaying, redeeming or repurchasing junior lien, unsecured and subordinated debt; (xi) sale and leaseback transactions; (xii) designation of subsidiaries; (xiii) amending organizational documents and certain material debt documents to be agreed; and (xiv) changes in fiscal quarters and fiscal years.

The negative covenants will be subject to “baskets” to be set forth in the Senior Secured Credit Documentation, including an available basket amount (the “Available Amount Basket”) that will be based on (a) a “starter” basket in a dollar amount to be mutually agreed plus (b) the amount of Retained Excess Cash Flow (to be defined). The Available Amount Basket may be used for, among other things, dividends, investments, acquisitions, junior debt and subordinated debt repayments and other distributions, subject to the absence of a default or any event of default and pro forma compliance with a Total Net Leverage Ratio to be mutually agreed.

(c) Financial Covenants.

Limited to the following and applicable to the Revolving Credit Facility only: maintenance of a Total Net Leverage Ratio and an Interest

Coverage Ratio (as defined below), in each case, of a specified level to be mutually agreed for the term of the Revolving Credit Facility (the “Financial Covenants”). The Financial Covenants shall be tested quarterly and be set with a cushion of 30% off model projections delivered to the Joint Lead Arrangers prior to the date of the Commitment Letter.

For purposes hereof, “Interest Coverage Ratio” means, on any date of determination, with respect to the Borrower and its subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDA of the Borrower and its subsidiaries to (b) consolidated interest expense of the Borrower and its subsidiaries paid or payable in cash, in each case, for the four fiscal quarter period most recently ended for which financial statements have been (or were required to have been) delivered.

Unrestricted Subsidiaries:	The Senior Secured Credit Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, pro forma compliance with the Financial Covenants (whether or not then in effect) and other conditions to be mutually agreed, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) any subsidiary previously designated as an unrestricted subsidiary may not thereafter be re-designated as an unrestricted subsidiary, and (ii) no subsidiary may be designated as an unrestricted subsidiary, unless it is also an “unrestricted subsidiary” for purposes of other material debt. The designation of any subsidiary as an “unrestricted” subsidiary shall constitute an investment for purposes of the investment covenant in the Senior Secured Credit Documentation in an amount equal to the fair market value thereof, and the designation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens by a restricted subsidiary of any outstanding indebtedness or liens, as applicable, of such unrestricted subsidiary for purposes of the Senior Secured Credit Documentation. With limited exceptions to be mutually agreed, unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default provisions of the Senior Secured Credit Documentation, and the cash held by, the results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenants or financial tests contained in such Senior Secured Credit Documentation; provided, however, that notwithstanding the foregoing, unrestricted subsidiaries will be subject to representations and warranties, covenants and event of default provisions of the Senior Secured Credit Documentation with respect to matters related to Foreign Corrupt Practices Act, OFAC and other sanctions, anti-terrorism and anti-money laundering laws.

Events of Default:	Events of Default (to be applicable to the Borrower and its subsidiaries) will be limited to the following, in each case (where applicable), with materiality thresholds, exceptions and qualifications to be mutually agreed: (i) nonpayment of principal or Letter of Credit drawings when due or interest, fees or other amounts after a grace period to be mutually agreed; (ii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iii) failure to perform or observe covenants set forth in the Senior Secured Credit Documentation, subject (where customary and appropriate) to notice and an appropriate grace period to be mutually agreed; (iv) cross-defaults and cross-acceleration to other indebtedness in an amount to be mutually agreed; (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings to be mutually agreed); (vi) inability to pay debts, attachment, etc.; (vii) judgment defaults in an amount to be mutually agreed; (viii) customary ERISA defaults; (ix) actual or asserted invalidity of Senior Secured Credit Documentation or subordination provisions or impairment of security interests in the Collateral; and (x) Change of Control. Notwithstanding the foregoing, a breach of the Financial Covenants as a “financial maintenance covenant” (and not as a separate governor for other conditions, baskets, etc.) shall not constitute an event of default for the purposes of the Term Loan Facility, unless the Required Revolving Lenders (as defined below) have accelerated the Revolving Credit Facility and/or terminated the commitments in respect thereof as a result of such breach.

Assignments and Participations:	The Borrower may not assign its rights or obligations under the Senior Secured Credit Facilities. Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of $1.0 million in the case of any Term Loan and $5.0 million in the case of any Loans and/or commitments under the Revolving Credit Facility (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined to exclude Disqualified Institutions (to the extent the identity of such Disqualified Institution has been made available by the Borrower to all Lenders), natural persons and, except in connection with a Borrower Buy-Back (as defined below), the Borrower and its affiliates), (iv) except in the case of an assignment to any Lender, its affiliates or an “approved fund” of a Lender, the receipt of the consent of the Administrative Agent and, so long as no default or event of default exists under the Senior Secured Credit Facilities, the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned), provided that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consents, and (v) in the case of the assignment of any commitments under the Revolving Credit Facility, the consent of the Swingline Lender and each Primary Issuing Lender of a Letter of Credit (such consent, in each case, not to be unreasonably withheld, delayed or conditioned)). The Senior Secured Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or Loans, as applicable. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Credit Facilities. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Institution, and the Administrative Agent shall not have any liability (or duties) with respect to or arising out of any assignment or participation of loans to, or the restrictions on any exercise of any rights or remedies of, any Disqualified Institution.

The Senior Secured Credit Documentation shall provide that Term Loans may be purchased by, and assigned to, the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders with Term Loans on a pro rata basis in accordance with procedures to be agreed; provided that (i) no default or event of default then exists under the Senior Secured Credit Facilities or would result therefrom, (ii) any such purchase is made at a discount to par, (iii) the Borrower shall make a representation that it is not in possession of any material non-public information, (iv) any such Term Loans shall be automatically and permanently cancelled immediately upon purchase by the Borrower, (v) the Borrower shall not be permitted to use the proceeds of Revolving Loans or Swingline Loans to purchase Term Loans, and (vi) other conditions as may be required by the Administrative Agent (any such purchase and assignment, a “Borrower Buy-Back”).

Waivers and Amendments:	Amendments and waivers of the provisions of the Senior Secured Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Senior Secured Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees of such Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) or times for payment of interest or fees of such Lender, (iv) amendments to the collateral proceeds waterfall and (v) modifications to the pro rata sharing and payment provisions, assignment provisions or the voting percentages, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the Collateral or the value of the Guaranties provided by the Guarantors taken as a whole, (c) the consent of each Letter of Credit issuer, the Swingline Lender and/or the Administrative Agent shall, as applicable, be required with respect to any amendment that adversely affects their respective rights and duties and (d) class voting rights for Lenders under each affected tranche of the Senior Secured Credit Facilities shall be required for certain types of amendments and waivers; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above or (y) with the express written consent of the Required Lenders, terminate the commitment of, and repay the obligations owing to, any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender (including any Prepayment Premium).

Notwithstanding the foregoing, amendments to and waivers of the Financial Covenants (solely as it applies to the Financial Covenants as “financial maintenance covenants” (and not as a separate governor for other conditions, baskets etc.)) and defined terms as used therein shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments and/or outstandings under the Revolving Credit Facility (the “Required Revolving Lenders”).

In addition, the Senior Secured Credit Documentation shall provide for the amendment (or amendment and restatement) of the Senior Secured Credit Documentation to provide for a new tranche of replacement term loans to replace all or a portion of the term loans of a given tranche under the Senior Secured Credit Facilities, subject to customary limitations (including as to tenor, weighted average life to maturity, “effective yield” not exceeding that applicable to the tranche of term loans so replaced, prepayment ratability provisions and applicable covenants prior to the Term Loan Maturity Date), with the consent of the Administrative Agent, the Borrower and the lenders providing such replacement term loans.

The Senior Secured Credit Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower, with the approval of consenting Lenders, may extend the maturity of Term Loans of such consenting Lenders and, in connection therewith, amend the interest rates, yield, fees, amortization (so long as the weighted average life to maturity is not shortened) and prepayment provisions applicable to such extended Term Loans; provided that the application of voluntary and mandatory prepayments shall not be on a greater than pro rata basis with any non-extending Term Loans.

Defaulting Lenders:	If any Lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined on terms satisfactory to the Administrative Agent) at any time, then, so long as no default or event of default then exists, the exposure of such Defaulting Lender with respect to Swingline Loans and Letters of Credit will automatically be reallocated among the non-Defaulting Lenders under the Revolving Credit Facility pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the aggregate credit exposure of such non-Defaulting Lender under the Revolving Credit Facility does not exceed its commitment thereunder. In the event such reallocation does not fully cover the exposure of such Defaulting Lender (or such reallocation is not then permitted), the Swingline Lender or applicable Letter of Credit issuer may require the Borrower to repay or cash collateralize, as applicable, such “uncovered” exposure in respect of the Swingline Loans or Letter of Credit outstandings, as the case may be, and will have no obligation to make new Swingline Loans or issue new Letters of Credit, as applicable, to the extent such Swingline Loans or Letter of Credit outstandings, as applicable, would exceed the unused commitments of the non-Defaulting Lenders under the Revolving Credit Facility.

Indemnification; Expenses:	The Senior Secured Credit Documentation will contain customary indemnities for the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective affiliates and controlling persons and the employees, officers, agents and advisors of the foregoing as reasonably determined by the Administrative Agent (including, without limitation, for all reasonable and documented costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the Senior Secured Credit Facilities); provided that the Borrower shall not be responsible for the fees and expenses of more than one primary counsel for the Administrative Agent, one regulatory counsel in each applicable specialty, one local or foreign counsel for each relevant jurisdiction, one other counsel for all other Lenders and their respective affiliates, employees, officers and agents and, in each case, if reasonably necessary or advisable in the judgment of the affected person in the case of an actual or perceived conflict of interest, an additional regulatory counsel in each applicable specialty and one additional local or foreign counsel in each such applicable jurisdiction, in each case other than as a result of such person’s gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction in a final and non-appealable decision.

The Senior Secured Credit Documentation will require the Borrower to pay all reasonable and documented expenses of the Administrative Agent, the Swingline Lender, each issuer of Letters of Credit, the Joint Lead Arrangers and the Lenders associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution, delivery and administration of the Senior Secured Credit Documentation and any amendment or waiver with respect thereto and in connection with the enforcement of the Senior Secured Credit Documentation.

Governing Law and Forum:	All Senior Secured Credit Documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent determines should be governed by local or foreign law). The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Joint Lead Arrangers:	White & Case LLP.

EXHIBIT C

Project Falcon

$2,700,000,000 Senior Secured Credit Facilities

Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the commitment letter to which this Exhibit C is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowing under the Senior Secured Credit Facilities shall be subject to the following additional conditions precedent:

1. The Initial Lenders’ commitments under the Senior Secured Credit Facilities will be subject to the execution and delivery by the Borrower and Guarantors of definitive Senior Secured Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheet and this Summary of Additional Conditions Precedent, in each case prepared by counsel to the Agents.

2. The Acquisition Agreement shall be in full force and effect. Concurrently with the initial funding under the Senior Secured Credit Facilities, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Agreement, and the Acquisition Agreement shall not have been amended, modified, supplemented or any provision or condition therein waived by the Borrower, and neither the Borrower nor any affiliate thereof shall have consented to any action which would require the consent of the Borrower or such affiliate under the Acquisition Agreement, if such amendment, modification, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Agents (it being understood and agreed that any amendment, modification, supplement, waiver or consent (a) that decreases the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respect, so long as such decrease is allocated to reduce the aggregate principal amount of the Term Loan Facility, (b) that results in any increase in the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by an issuance of common equity interests of the Borrower, and (c) of the Minimum Condition (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be adverse to the interests of the Lenders in a material respect).

3. (a) Except as set forth in the forms, documents and reports required to be filed or furnished prior to the date hereof by the Target with the United States Securities and Exchange Commission (the “SEC”) filed or furnished with the SEC since December 31, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof on the SEC’s Electronic Data Gathering Analysis and Retrieval System (but

excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) where the applicability of such disclosure as an exception to a particular representation is reasonably apparent on the face of such disclosure or in the Company Disclosure Letter (as defined in the Acquisition Agreement on the date hereof), from December 28, 2014 through the date of the Acquisition Agreement there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect and (b) no change, event or effect shall have arisen or occurred following the date of the Acquisition Agreement and be continuing as of immediately prior to the expiration of the Tender Offer, which, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Target Material Adverse Effect. As used herein, a “Target Material Adverse Effect” means a change, event or effect that is materially adverse to the business, results of operations or condition (financial or otherwise) of the Target and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole, but shall not include changes, events or effects relating to or resulting from: (i) changes or developments in economic or political conditions or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or developments in or affecting the industries in which the Target and its Subsidiaries operate, including changes in Law (as defined in the Acquisition Agreement) or regulation affecting such industries, (iii) the execution and delivery of the Acquisition Agreement or the public announcement or pendency of the Tender Offer or Merger or the other Transactions (as defined in the Acquisition Agreement for purposes of this paragraph 3), including the impact thereof on the relationships, contractual or otherwise, of the Target or any of its Subsidiaries, including with employees, customers, suppliers, distributors or partners, (iv) the identity of the Borrower or any of its affiliates as the acquiror of the Target, or its or their plans for the Target, (v) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement or consented to by the Borrower, (vi) any acts of terrorism or war, acts of God, natural disasters, weather conditions or other calamities, (vii) changes in GAAP or the interpretation thereof, (viii) any stockholder class action, derivative or similar litigation relating to the Acquisition Agreement or the Transactions, (ix) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, including analyst expectations or projections, forecasts or predictions or (x) any decrease or decline in the market price or trading volume of the Company Common Stock (as defined in the Acquisition Agreement) (provided that, in the case of clauses (ix) and (x), the facts and circumstances underlying any such failure, decrease or decline may be taken into account in determining whether a Target Material Adverse Effect has occurred), except in the case of clauses (i), (ii), (vi) and (vii) to the extent that the Target and its Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other peers in the industries in which the Target and its Subsidiaries operate.

4. All obligations (other than inchoate indemnity obligations for which no claim has been made) of the Borrower, its subsidiaries and the Acquired Business with respect to the indebtedness being refinanced pursuant to the Refinancing shall have been paid in full (or irrevocable notice for the repayment or redemption thereof will be given and accompanied by any prepayments or deposits required to defease, terminate and satisfy in full any related indentures or notes), and all commitments, security interests and guaranties in connection therewith shall have been terminated and released. After giving effect to the consummation of the Transaction, the Borrower and its subsidiaries shall have no outstanding preferred equity or indebtedness, except for (i) indebtedness incurred pursuant to the Senior Secured Credit

Facilities, (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds permitted by the Existing Credit Agreement, (iii) indebtedness incurred pursuant to any current and noncurrent “Long-term debt” identified in the Borrower’s most recent 10-Q (and the footnotes thereto) filed with the U.S. Securities and Exchange Commission (except for the Existing Credit Agreement), (iv) indebtedness of the Acquired Business permitted to remain outstanding under the Acquisition Agreement (after the consummation of the Transaction), and (v) such other existing indebtedness, if any, as shall be permitted by the Joint Lead Arrangers (the indebtedness described in clauses (ii) through (v), the “Permitted Surviving Indebtedness”).

5. Subject to the Certain Funds Provision, the Guaranties and Security Agreements required by the Term Sheet shall have been executed and delivered by the Borrower and Guarantors and, subject to the Funds Certain Provisions, the Lenders shall have a perfected security interest in all assets of the Borrower and the Guarantors constituting Collateral as, and to the extent, required by the Term Sheet.

6. The Lenders shall have received (1) legal opinions from counsel in customary form, scope and substance, (2) a solvency certificate as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transaction, in the form attached hereto as Annex A, from the chief financial officer of the Borrower and (3) other customary closing and corporate documents, resolutions, certificates and lien searches.

7. The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business for the three most recently ended fiscal years of the Borrower or the Acquired Business, as applicable, ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Acquired Business for each fiscal quarter of the Borrower or the Acquired Business, as applicable, ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (3) pro forma consolidated financial statements of the Borrower and its subsidiaries (including the Acquired Business) and a pro forma consolidated statement of income of the Borrower for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared in accordance with GAAP and after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period.

8. The Borrower (a) shall have delivered (or caused to be delivered) the Information Materials to the Joint Lead Arrangers (it being understood and agreed that such information shall not include any information customarily delivered by an investment bank in the preparation of the Information Materials) and (b) shall have provided the Joint Lead Arrangers a period (the “Marketing Period”) of not less than 15 consecutive Business Days after Joint Lead Arrangers’ receipt of the Information Materials and the applicable financial statements referred to in paragraph 7 above then required to have been delivered at the time of the receipt of the Information Materials (the “Required Information”) to attempt to syndicate the Senior Secured Credit Facilities (provided that solely for purposes of this clause (b) and each determination made herein in reference to the delivery of financial statements prior to “Closing Date” as used in paragraph 7, the reference to “Closing Date” as so used in paragraph 7 shall mean the date on which the Borrower shall have delivered the Information Materials to the Joint Lead Arrangers in

accordance with clause (a) above; and provided, further, that (i) November 25, 2015, November 27, 2015, July 1, 2016 and July 5, 2016 shall not be included in determining such consecutive Business Day period, (ii) the Marketing Period shall either end on or prior to December 18, 2015 or, if the Marketing Period has not ended on or prior to December 18, 2015, then the Marketing Period shall commence no earlier than January 4, 2016, (iii) the Marketing Period shall either end on or prior to August 19, 2016 or, if the Marketing Period has not ended on or prior to August 19, 2016, then the Marketing Period shall commence no earlier than September 6, 2016 and (iv) if the Marketing Period as otherwise provided above has not been completed and the Borrower is obligated to deliver new financial statements pursuant to paragraph 7 in respect of a subsequent fiscal period that do not constitute Required Information, then the Joint Lead Arrangers shall have a period of not less than three consecutive Business Days from receipt of such financial statements to attempt to syndicate the Senior Secured Credit Facilities and the “Marketing Period” shall, if otherwise expiring before such three Business Day period, be so extended to allow such minimum additional period). If the Borrower shall in good faith reasonably believe that it has delivered the Required Information pursuant to this paragraph 8, the Borrower may deliver to the Joint Lead Arrangers written notice to that effect (stating when it believes it completed such delivery), in which case the Borrower shall be deemed to have satisfied its requirements under this paragraph 8 with respect to the Required Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Joint Lead Arrangers in good faith reasonably believe that the Borrower has not delivered the Required Information pursuant to this paragraph 8 and, within two business days after their receipt of such notice from the Borrower, the Joint Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the Required Information required under this paragraph 8 that the Borrower has not delivered). For purposes of this section, “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

9. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to each Agent and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due pursuant to the Commitment Letter or the Fee Letter and invoiced prior to the Closing Date.

10. To the extent specifically requested in writing to the Borrower at least ten Business Days prior to the Closing Date, the Agents shall have received five Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Annex A to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[●],

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [●], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transaction and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transaction on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as such debts mature and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Financial Accounting Standards Board Accounting Standards Codification 450 (Topic 450, “Contingencies”)).

[Remainder of page intentionally left blank]

[1]	Describe Credit Agreement.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[●]
	Title:	Chief Financial Officer

C-6